Exhibit 99.2

Super League Gaming, Inc.
NasdaqCM:SLGG
FQ4 2020 Earnings Call Transcripts
Thursday, March 11, 2021 10:00 PM GMT
S&P Global Market Intelligence Estimates

	-FQ4 2020-			-FQ1 2021-	-FY 2020-			-FY 2021-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS
EPS (GAAP)	(0.27)	(0.31)	NM	(0.20)	(1.57)	(1.64)	NM	(0.77)
Revenue (mm)	0.80	0.78	(2.50%)	0.92	2.09	2.06	(1.44%)	5.05
Currency: USD
Consensus as of Mar-01-2021 12:20 PM GMT

		- EPS (GAAP) -
	CONSENSUS	ACTUAL	SURPRISE
FQ1 2020	(0.52)	(0.60)	NM
FQ2 2020	(0.48)	(0.48)	NM
FQ3 2020	(0.40)	(0.36)	NM
FQ4 2020	(0.27)	(0.31)	NM

Contents

Table of Contents

Call Participants	3
Presentation	4
Question and Answer	12

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Call Participants

EXECUTIVES

Ann Hand
CEO, President & Chair of the Board

Clayton J. Haynes
Chief Financial Officer

ANALYSTS

Allen Robert Klee
Maxim Group LLC, Research Division

Brian David Kinstlinger
Alliance Global Partners, Research Division

William Morrison

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss Super League Gaming's financial results for the fourth quarter ended December 31, 2020. Joining us today are Super League's President and CEO, Ann Hand; and CFO, Clayton Haynes.

Following their remarks, we will open the call for your questions. Before we go further, please take note of the company's safe harbor statement within the meaning of the Private Securities Litigation Reform Act of 1995. The statements provides important cautions regarding forward-looking statements. The company's remarks during today's conference call will include forward-looking statements. The statements, along with other information presented that does not reflect historical fact, are subject to a number of risks and uncertainties. That's all filed with the Securities and Exchange Commission for more information about the risks and uncertainties that could cause actual results to differ.

I would now like to remind everyone that this call is being recorded and will be available for replay to March 18, 2021, starting at 8:00 p.m. Eastern Time tonight. Our webcast replay will also be available via link provided in today's press release as well as on the company's website at www.superleague.com. Now I would now like to turn the call over to Mr. -- President and CEO of Super League Gaming, Ann Hand. Go ahead, please.

Ann Hand
CEO, President & Chair of the Board

Good afternoon, and thank you for joining us on this momentous day for our company. I can't begin to tell you the palpable enthusiasm and confidence flowing from our all staff Zoom this morning when we shared our latest news of the proposed acquisition of Mobcrush, a wildly stark contrast to 1 year ago, when we completed our fourth quarter 2019 earnings call and saw the world go into lockdown.

But that challenge that upended the world transformed Super League for the better. We saw a surge in engagement that has not only held, but continuously grown in very material ways, giving us heft and critical mass. It forced us to focus, to double down on what was working. And it certainly offered us a window to explore inorganic growth in addition to our explosive organic growth.

Before I get into today's announcement and what it means for us, I want a table set a bit on the wider industry, the trends and our positioning. Our focus has always been to provide competitive video gaming and e-sports entertainment for everyday players of all ages. And over the last year, we have leaned more and more into putting these tools into the hands of the players themselves, to create and share their own gameplay and relevant content with others.

This mission speaks to the overall democratization of content creation, the Gen Z and millennial thirst to create and share and their desire to spend more and more of their day connecting and communicating in a virtual space and time and in a highly engaging and creative way. And gaming is only an entry point. It's bigger than that.

Super League is a social media and entertainment platform. Yesterday's Roblox direct listing on the New York Stock Exchange further validated this. Their metaverse has similar themes to ours. I say that humbly, of course. We engage with large audiences of gamers and extend beyond just gameplay. And there are 3 sources of value from this. First, the way we create a powerful marketing channel for advertisers to reach this elusive coveted audience; second, direct gamer creator monetization, A.K.A. direct-to-consumer through a shared virtual economy.

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Our digital marketplace launch that we seeded in the second half of 2020 does just that. And empowers the players and creators themselves to create a diverse breadth of digital goods that speak to precisely what our community wants and allows them to participate in the economy. And the third lane of value, the massive amount of derivative content produced on platform that in itself can become a source of revenue.

So now that I have shared some key macro trends that speak to how Gen Z and millennials want to create, share and participate in their own content creation, and how that has established a powerful business model for both the mighty Roblox and, of course, for Super League, it is a perfect segue to what we believe to be the most material shift in Super League's overall trajectory, providing a step function increase in not just our scale, but also our forward revenues.

Again, today, we announced our intention to acquire Mobcrush. Mobcrush is a company we have known and admired over the last few years with great leadership and technology. They are a live streaming platform used by hundreds of thousands of gaming influencers who generate and distribute almost 2 million hours of original content annually to their own social audiences, aggregating more than 4.5 billion fans and subscribers across the most popular live streaming and social media platforms, including Twitch, YouTube, Facebook, Instagram, Twitter and more.

Mobcrush also owns Mineville, 1 of the 6 exclusive official Minecraft server partners enjoyed by more than 22 million unique players annually. So let's break this down a bit more as the 2 companies line up beautifully in all of the most important ways. First, let's talk about our customers and our offers. Super League has consistently focused on what we call the middle of the pyramid. There are 3 billion gaming enthusiasts in the world, with our target being what we describe as the mid-tier gamer.

So they are highly competitive. They are likely sharing their gameplay and entertainment content more widely. They are highly engaged. Our offers, such as Framerate, Super League Arena and Super League TV, align with that segment. And uniquely, inside of that tier, we have a growing foothold on the younger engaged gamer, mainly through our owned and operated digital property Minehut, one of the world's largest expanding online communities of Minecraft players with over 1 million monthly uniques.

Players enjoy freemium private server hosting, along with social, gameplay and entertainment experiences. And Mobcrush focuses on the same segments. Mobcrush's free live streaming toolkit is offered to up and coming mid-tier streamers, that middle of the pyramid again, as a way to build and monetize their own live stream content.

The company's mission is to enable streamers an opportunity to turn their passion into their livelihood. This demographic aligns with Super League's 16- to 34-year-old demographic. As well their Mineville product is highly complementary to our Minehut audience, squarely focused on young, avid Minecraft players.

And it is exciting to think about how these segments intersect. The combined company has amassed a suite of offers that mirror the gamer journey. The young gamer and creator today is tomorrow's streamer, tomorrow's influencer, maybe even tomorrow's e-sports star. So now let's dive into monetization. And again, I think you'll see there is great alignment.

First, both firms have focused on audience development to create real heft, material reach to support their primary revenue stream to date, a premium advertising model. Media is all about scale. And while both firms have reached a degree of critical mass organically and individually, the combination makes us a leading provider of content-driven advertising solutions, in event, in stream, and in game, providing brands, advertisers and other consumer-facing businesses with massive audience reach across the most important engagement channels in video gaming, competitive events, social media and live streaming content, along with in-game experiences.

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

With this acquisition, we are building a formidable, highly scalable gaming-centric media and advertising platform that reaches one of the largest addressable audiences of gamers in the United States. Super League's premium owned and operated in game and video inventory, coupled with Mobcrush's television equivalent and ad blocker proof in-stream sponsor inventory creates a sought-after solution for advertisers targeting gamers.

Let's face it. We all know kids who game. And when they are playing or watching their favorite streamer, the room could be on fire, and they wouldn't notice it. We can place brands in front of those players and viewers right then, right there. Next, we both share a growing second pillar of revenue, direct gamer monetization through our Minehut and Mineville properties. I mentioned earlier Minehut's early stage marketplace, offering players and creators both subscription and onetime digital offerings that allow our customers to expand their server capability, buy cosmetic goods, and in the future, purchase access to new games.

Similarly, in Mineville, players can purchase digital goods in Minecraft's marketplace, such as game entry fees and cosmetic skins. There is so much opportunity to significantly amplify both of these businesses through the cross-marketing of our communities and the cross-fertilization of our offers.

And there is a third emerging leg of revenue, one that we have talked about on previous calls as somewhat pandemic powered for Super League around both the value of our content and our proprietary technology to create and distribute content.

We already have proof points. Last year, we generated over $400,000 of revenue, syndicating our derivative content to others like Snapchat and Cox media. And we now have partnerships in place or pending to syndicate our content through 3 OTT services.

As well, we have several media companies in the mix, sampling our patented visualization and cloud-based remote video production and broadcast technology, Virtualis Studios for their own production needs. The headline, "the tools we create for ourselves, for our own experiences have value to top-tier broadcasters." Similarly, again, Mobcrush's live streaming technology platform, and proprietary AI-driven gameplay highlights software amasses a large amount of derivative content that when coupled with ours, creates a compelling library of competitive gameplay and entertainment content.

And there's even more upside. Imagine if we combine our live streaming technology stack. Together, the companies can provide content producers at all levels: Streamers, creators, digital and television production companies, branded content studios and more with an exciting suite of tools and capabilities designed both for the unique needs of today's production and distribution realities and the enduring changes resulting from the pandemic.

So collectively, who do we target? Everyday competitive gamers, creators and streamers. Well, we can check the box on that. What do we offer in a combined sense? Technology that supports the creation of competitive gameplay and live stream entertainment content, checked again.

How do we monetize? Through our premium advertising model, our direct-to-consumer offering and our gaming and live stream content engine and library. Check again.

Before I hand it over to Clayton, I want to quickly touch on the compelling metrics as well. Again, I can't say enough about how joining forces takes us to a whole new level of scale. The combined companies reach more than 25 million players per year, 3 million players per month and with over 400,000 players per day. As well, we reach a U.S. viewing audience of 85 million monthly, making for a top 50 U.S. media property as verified by Nielsen.

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Annually, we have over 7.7 billion U.S. video views across live streaming platforms, 2 billion views on social media platforms and enable 60 million hours of gameplay on owned and operated platforms. And another point of unique synergy. Collectively, we generate and distribute over 200,000 gameplay highlights across streaming and social channels per month. Brands and advertisers will take notice of this expand scale and scope.

Now I know you all want me to speak to financials. As we know, the priority #1 is to smartly continue to drive our top line. While we want to focus on getting the deal closed and are in the midst of completing the financial audit, I can share that Mobcrush's unaudited revenues for 2020 were over $6 million.

Similar to Super League, Mobcrush responded to the pandemic with a strong recovery. Audited financials will be filed with the SEC when required and available, but this is less about looking back and more about looking forward. The combined companies have a very bright 2021 and beyond. At this point, I will turn the call over to our CFO, Clayton Haynes, who will provide an overview of fourth quarter financial results, after which I will come back with some closing remarks. Clayton?

Clayton J. Haynes
Chief Financial Officer

Thank you, Ann, and good afternoon, everyone, and thank you for joining us for today's fourth quarter and year-end 2020 earnings conference call. First, I would like to summarize our fiscal 2020 KPI results. Then I will move on to a summary of our Q4 and our full year 2020 financial results and wrap up with a brief summary of some of the details of the proposed M&A transaction we announced today.

As you know, each quarter, we provide updates on our key nonfinancial performance indicators that we believe help investors understand and gauge the progress we are making with respect to building our business and the long-term opportunity we see in front of us. We will continue to provide KPIs, but over time, we may focus on different metrics as our business evolves.

Currently, we continue to focus and report on 3 primary nonfinancial KPIs, the first being registered users; the second being video views; and the third being hours of engagement. Looking at our KPI metrics as of the end of 2020, we saw dramatic increases in our audience size and level of engagement over the course of the 2020 fiscal year.

We ended 2020 with nearly 3 million registered users, roughly 3x the number at the end of 2019 and easily surpassing our goal of 2 million registered users for 2020. In 2020, we experienced over 2 billion video views, which is nearly 20x the number in 2019 and several times the level of video views we had targeted at the beginning of the year.

And lastly, we saw over 72 million hours of engagement, mostly gameplay across all of our platforms, nearly 5x the total we saw in 2019. We posted a strong year of KPI performance in 2020, and we look forward to continuing the trend of strong KPI performance in 2021, which we believe will continue to underpin and drive revenue growth.

Moving on to the fourth quarter of 2020 financial results. Overall, from a financial statement standpoint, fourth quarter 2020 highlights included an approximately 3x increase in revenues, reflecting strong growth in our advertising and content sales revenues relative to the comparable prior year quarter, with Q4 2020 establishing another record quarter of revenues for Super League eclipsing the record quarterly revenues previously established in Q3 2020.

In addition, we continued our strong trend of strong margins, reporting average margins of 62% in Q4 2020 compared to 50% in the comparable prior year quarter as we continued leaning into our largely digital and online offers and revenue-generating activities.

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

From an operating expense standpoint, we saw increases in sales and marketing expenses related to the build-out of our direct sales team earlier in 2020 and an increase in technology platform infrastructure costs, due to the surge in engagement across our digital properties in 2020.

Taking a look then in more detail at our fourth quarter 2020 results as summarized in our earnings release filed today. Fourth quarter 2020 revenues increased 197% to $779,000 compared to $262,000 in the comparable prior year quarter. Advertising and content-related revenues, which includes brand sponsorship and customized brand partner program revenues, traditional advertising revenues and third-party content licensing revenues, comprised approximately 92% of revenues for the fourth quarter of 2020 as compared to 97% of revenues for the comparable prior year quarter.

The increase in quarterly revenues was primarily driven by an increase in advertising revenues across our branded digital channels, reflecting, in part, the impact of the build-out of our direct sales force earlier in 2020, the significant growth in our advertising inventory and surge in engagement during 2020, and an increase in third-party content sales revenues in connection with the duration, repackaging and sale of our owned and user-generated content highlighted by our content sales activities with Snap Inc.

Direct-to-consumer revenues in the fourth quarter of 2020, which were primarily comprised of digital goods revenues related to our Minehut digital property, accounted for 8% of revenues for the fourth quarter of 2020 and increased approximately 7x compared to the prior year quarter, continuing our trend of and reflecting our focus on accelerating the increase in direct-to-consumer monetization.

We continue to focus on ramping up overall direct-to-consumer revenues, including sales of digital goods and the continued rollout of our micro transaction marketplaces, as Ann mentioned earlier. During the fourth quarter of 2020, we continued our strong trend of working with repeat customers, including our partnerships with Topgolf, Gen.G, Logitech and Cox Media as well as working with new partners, including the Indiana Esports Development Group, Moose Toys and Bosch.

For the fourth quarter of 2020, 2 customers accounted for 36% of revenues, as compared to 3 customers accounting for 72% of revenues in the prior year quarter. As with all advertising-based business models, COVID-19 had an impact on the timing and distribution of advertising revenue during 2020, but we feel we recovered and are continuing to recover well.

We have made substantial progress in building our direct sales team and in building our views and impressions during 2020 and expect our advertising inventory to continue to grow going forward so that as advertisers and brands continue to rebound, we are ready to continue taking advantage of the monetization opportunities.

As a percent of revenue, gross profit in the fourth quarter of 2020 was 62% compared to 49% in the prior year quarter. Fourth quarter 2020 cost of revenue increased 121% to $296,000 compared to $134,000 in the comparable prior year quarter, representing a 39% lower percentage increase in cost of revenue than the 197% increase in revenues for the same period.

The significantly lower increase in cost of revenue on a relative basis was driven by the increase in lower cost advertising and content sales revenues and our largely digital and online revenue-generating activities in the fourth quarter of 2020. Cost of revenues continue to fluctuate period-to-period based on the specific programs and revenue streams contributing to revenues each period, and the related cost profile of our advertising and content sales activities and our digital online and/or physical in-person experiences occurring each period.

Fourth quarter 2020 GAAP operating expenses were $5.2 million, 8% higher than the comparable prior year quarter. Noncash stock compensation expenses in the fourth quarter of 2020 decreased 54% to $434,000 as compared to $951,000 in the fourth quarter of 2019. The decrease was offset by an increase in sales and marketing and personnel costs related to the build-out and investment in our direct sales force in early 2020 as we continued to invest in the monetization of our growing ad inventory, an increase in technology platform infrastructure costs, primarily related to our cloud services, consistent with the surge in engagement we experienced during 2020.

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

And lastly, the impact of higher public company insurance costs relative to the prior year. On a GAAP basis, which includes the impact of noncash stock compensation charges, net loss for the fourth quarter of 2020 was $4.7 million or $0.31 per share compared to a net loss of $4.7 million or $0.55 per share in the comparable prior year quarter. Excluding noncash stock compensation charges, our pro forma net loss for the fourth quarter of 2020 was $4.3 million or $0.28 per share compared to $3.7 million or $0.44 per share in the comparable prior year quarter.

The weighted average number of shares outstanding for both GAAP and non-GAAP earnings per share was approximately 15.5 million shares in the fourth quarter of 2020 compared to approximately 8.6 million shares in the prior year quarter. As a reminder, and as described in our earnings release today, pro forma net income or loss is a non-GAAP measure that we believe investors can use to compare and evaluate our financial results along with other applicable KPIs and metrics discussed earlier.

Please note that our earnings release contains a more detailed description of our calculation of pro forma net loss as well as a reconciliation of pro forma net loss with the most directly comparable financial measures prepared in accordance with U.S. GAAP.

Next, let me briefly review our full year 2020 results. In summary, in fiscal year 2020, we saw a 90% increase in revenues recognized across our 3 primary revenue streams with a continuing trend of strong and improving margins stemming from efficiencies and lower cost revenue-generating activities.

Operating expenses increased year-over-year, reflecting our investment in our direct sales function, and increases in technology and infrastructure costs in connection with the remarkable surge in engagement across our digital properties during 2020.

These increases were partially offset by a decrease in primarily performance-based noncash stock compensation charges and facilities costs. Moving into the details. For fiscal 2020, revenues totaled $2.1 million, an increase of 90% from the $1.1 million in total revenues we reported in 2019. This increase was primarily driven by an 81% increase in sponsorship and advertising revenue including third-party content sales revenues and an increase of over 300% in direct-to-consumer revenues in 2020.

In fiscal 2020, 4 customers accounted for 49% of revenues compared to 5 customers accounting for 69% of revenues in fiscal 2019. As a percent of revenue, fiscal year 2020 gross profit was 59% compared to 53% in 2019. Cost of revenue for fiscal 2020 was $856,000, up 67% from $513,000 in 2019, reflecting a 26% lower percentage increase in cost of revenues compared to the 90% increase in revenues for the same 12-month period.

The significantly lower increase in cost of revenue on a relative basis was driven by the increase on lower cost advertising and third-party content sales revenues and our largely digital and online revenue-generating activities in fiscal year 2020, compared to fiscal year 2019.

On a GAAP basis, total operating expenses were $20 million, down slightly from $21.3 million in 2019. For fiscal year 2020, GAAP operating expenses included $2 million in noncash stock compensation expense, down from $6.2 million in 2019. Excluding noncash stock compensation expense, total operating expenses for 2020 were $17.9 million, up 19% from $15.1 million in 2019.

The increase was primarily due to an increase of 18% in selling, marketing and advertising expenses in connection with the investment in our direct sales force; a 34% increase in technology and platform development costs due primarily to the surge in engagement across our digital properties in 2020; and a 9% increase in general and administrative costs due to an increase in corporate insurance and a full year of other public company-related costs.

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Our net loss on a GAAP basis in 2020 was $18.7 million or $1.64 per weighted average diluted share compared to $30.7 million or $3.89 per weighted average diluted share in 2019. Pro forma net loss, which excludes noncash stock compensation as well as 2019 noncash interest costs was $16.3 million in 2020 compared to $14.5 million in 2019.

The weighted average diluted share count for the full year 2020 was 11.4 million compared to 7.9 million in 2019. From a balance sheet perspective, as of December 31, 2020, we had $7.9 million in cash, approximately $7.5 million in working capital and total shareholders' equity of $10.9 million. Our current monthly net cash burn rate continues to be, on average, approximately $1.3 million per month. We continue to be focused on reductions of our cost structure, particularly in the area of technology platform infrastructure costs and other areas as identified.

As previously reported, in June 2020, we vacated approximately 75% of our office space in Santa Monica, resulting in significant rent and facilities cost savings going forward, and we continue to work with existing and new platform infrastructure service providers to reduce those costs going forward as well.

Subsequent to year-end, as previously reported, in January and February 2021, we strengthened our balance sheet, closing registered direct offerings of an aggregate of 3.1 million and 2.9 million shares of our common stock, raising gross proceeds of approximately $8 million and $12 million, respectively. We currently intend to use the net proceeds from the offerings for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures as we continue to grow the business and focus on the continued acceleration of monetization.

In summary, in Q4 and fiscal year 2020, we saw the highest revenue quarter and highest annual revenues reported in the company's history, driven by significant increases in our advertising, third-party content sales and direct-to-consumer revenues relative to prior year periods, underpinned by the enhancement of our direct sales force, growth in advertising inventory and the flexibility of our technology platform as it relates to broadcast and proprietary end user-generated content.

Fiscal 2020 also saw a favorable average margin trends reflecting our largely online and digital activities in the quarterly and full year periods, while identifying areas for cost reductions in future periods all while balancing our focus on the acceleration of monetization of our rapidly growing advertising inventory and investment in our growth initiatives in response to the overall surge in engagement during the period.

Lastly, a few comments on our transformative M&A-related announcement today. Ann has already addressed the strategic benefits of the proposed acquisition of Mobcrush, but I will provide some additional detail with respect to the acquisition agreement.

From a structure standpoint, Super League entered into an agreement in plan of merger, by and among Mobcrush Streaming, Inc., Super League and Super League Merger Sub. The merger agreement provides for the acquisition of Mobcrush by Super League pursuant to a reverse triangular merger structure with Mobcrush as the surviving corporation in an all common stock deal.

Upon completion of the merger, Mobcrush will be a wholly owned subsidiary of Super League. In accordance with the terms and subject to the conditions of the merger agreement, each outstanding share of Mobcrush common stock and preferred stock will be canceled and converted into the right to receive 0.528 shares of Super League common stock as determined in the merger agreement. Subject to certain adjustments and other terms and conditions more specifically set forth in the merger agreement, SLG will be issuing approximately 12.6 million shares of SLG common stock at the merger consideration.

The proposed merger is subject to certain customary closing conditions, including being subject to obtaining approval from a majority of Super League shareholders at a special meeting that we expect to be held before the end of April 2021. Please refer to our current report on Form 8-K regarding the proposed merger that we filed with the SEC earlier today for additional information. Thank you again for joining us today. With that, I will turn the call back over to Ann for some additional remarks. Ann?

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Ann Hand
CEO, President & Chair of the Board

Thank you, Clayton. Before we turn to questions, let me offer a bit more context on the key drivers that we have spoken about on previous calls that indicate the underlying health of our business model across our 3 revenue streams. Some highlights from our advertising model.

The revenue traction continues. We have talked about the health of the pipeline, the importance of winning a larger share of advertiser's wallet and the value of swifter closings and repeat deals. So far in 2021, the average size of our won deals is 2x that of 2020, and over 50% is repeat business.

And 6-figure deals represent over 35% of the deal opportunities we are pursuing, maintaining all the while our premium CPM in the $15 to $20 range. For Super League's direct-to-consumer business, while early, we have some strong indicators as well. Through February, we have grown to 3.4 million registered users, and as mentioned, 1 million monthly unique users.

And in that same month, the average user spent approximately 11.5 hours on our platform. We like the trends on player monetization as well. Our average purchase size is holding up at $10 to $12, albeit we still have a small percentage of players who have become buyers with our freemium model. But we're improving it and optimizing it.

A proof point. Our very smart, nimble and light marketing investment accounts for over 30% of our new user registrations in the month of February at a mere customer acquisition cost, or CAC, of less than $0.20 per new user. And on the content front, our swift pivot to more quickly monetize our content library and our proprietary content technology became a meaningful tranche of revenue in 2020 with a good outlook ahead.

We delivered 290 episodes of original content across Snapchat and Instagram, 5x the amount of content we produced in all of 2019. And through February, we continued the momentum, having produced 54 new episodes.

I mentioned the revenue we generated off of those content syndication deals, but the margin profile is strong as well. The average episode sees margins in the 75% range. How do we achieve that? Well it comes back to the power of Virtualis Studios. Our content is formatted for easy syndication using our highly flexible and affordable technology platform.

On our last earnings conference call, I laid out some of the strategic goals for the coming months. Number one, to continue to grow our audience and engagement; number two, to increase our monetizable advertising inventory; number three, to further optimize our revenue per user and customer acquisition costs on the direct-to-consumer front; number four, to expand our servable market through newer offers; and number five, to make progress on inorganic growth, either through strategics or M&A activity.

I hope you agree that through our intended acquisition of Mobcrush, we've now taken the business up several notches. The combined company will continue to build on our compelling value proposition: A gameplay and entertainment platform, a gamer-centric media and advertising solution and a player creator virtual economy.

I have often said that one of our most unique distinctions is that while we are small in size and early in our revenue story, we punch above our weight with partners, advertisers and the gamers themselves. Well, in our view, we are about to jump a weight class or 2. And now we would be delighted to take your questions. Operator?

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Question and Answer

Operator

[Operator Instructions] And for your first question comes from the line of Brian Kinstlinger with Alliance Global Partners.

Brian David Kinstlinger
Alliance Global Partners, Research Division

Great. I assume Mobcrush generates all its revenue through advertising. And if so, how much is programmatic versus direct sales? And then maybe you can talk about the impact on the cash burn as you burned $16 million in each of the last 2 years. Does Mobcrush improve that burn by itself? Or does it increase that burn?

Ann Hand
CEO, President & Chair of the Board

Yes. I mean, certainly, with all M&A activity, you're always looking for both the top line amplification as well as the potential synergies that can be borne out of the cost and the infrastructure. We do have very highly complementary businesses, as I already laid out. And while we do believe there will be additional cost synergies by bringing those companies together, I think the part that we think is the biggest grab we'll be able to take on the cost side, Brian, is going to be the infrastructure cost.

Because when you think about us both being entirely cloud-based companies and having the kind of surge of engagement that we're having, that is one of the biggest line items on our cost structure. So we're super excited to see what kind of synergies we can gain from that.

Obviously, we're in the midst of an audit. So we can't get into specifics about that. It was important for me to be able to show you a little bit about the shape of the top line, but we really just need to walk through the next week or 2, get the audit complete and then we'll be able to file that information and have that full transparency with all of you.

As far as the top line goes, it's correct. It's fair to say that it's primarily ad revenue, much like ours. But I have to tell you, the Mineville business is a valuable business in itself. It's highly complementary, as I said, to our Minehut business.

And again, I'd like the audit to make its way through, but it does represent a decent enough amount of that $6 million unaudited revenue number that I mentioned to make it a material leg of revenue going forward. So advertising is still #1 for both of us, but we see really nice traction and growth on the direct-to-consumer side.

Brian David Kinstlinger
Alliance Global Partners, Research Division

And there's -- just to be clear, theirs is direct sales not programmatic?

Ann Hand
CEO, President & Chair of the Board

So yes. So thank you for clarifying. Yes, so they do have a direct sales arm, as do we, which is the primary reason and way that we get that kind of high CPM because we offer that high deep engagement. That said, when you look at their video inventory and increasingly ours, we have been testing some programmatic video models and we are seeing kind of $10, $12 CPMs off that.

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

So when our direct sales is not selling out that video inventory, we're able to supplement it with programmatic. We think we can apply that same opportunity to some of the video inventory inside of Mobcrush's ad inventory as well.

What we want to do, the key is -- on programmatic is while there's some minimal amounts of testing we're doing on display programmatic, we all know that, that kind of ruins customer experience, and it's a low CPM model. What we want is we want more and more video units. And if we can fill in some of that programmatically and smartly so we don't have to add a direct sales force person every time we expand ad inventory. As long as it's good content, we're up for that.

So yes, I would say, right now, the companies are primarily driven off direct sales, but we're excited about where video programmatic could go.

Brian David Kinstlinger
Alliance Global Partners, Research Division

Great. And then Mobcrush has -- you said about $6 million revenue, Super League is about $2 million in 2020, roughly. I didn't do the math, but I assume your KPIs are higher, but maybe I'm wrong because I didn't look too closely. If they are, what are they doing different in terms of execution that SL -- that Super League can learn and maybe hasn't been doing?

Ann Hand
CEO, President & Chair of the Board

Yes. No, good question again. So I mean, our KPIs -- it's why we took the time to really kind of separate them out because they're not completely apples-to-apples. So when we talk about the fact that we're able to now reach 85 million Americans in the U.S., a lot of that is on the back of the streamer's social reach, right? That's still reach. It still counts. It's still what advertisers want. It's highly relevant.

But it is using our business partners in the middle, those great streamers to reach that audience. So it's leveraging their kind of social reach and scale. When we talk about the Minecraft businesses that we have. Mineville is able to reach 22 million users per year through the Minecraft server system. Minehut is its own owned and operated property.

So when I talk about the 3.4 million registered users that we have and many of them are on Minehut, we own that customer 100% fully. And so that owned and operated property, I think Mobcrush would say, is very exciting to them because if they can package the kind of reach they're getting through their streamers' reach and then couple it with owned and operated, they believe that they can get a much greater share of advertiser wallet. We feel the same.

We offer brands and advertisers really deep engagement. And hey, we've had good growth. And through that good growth, we certainly are now giving them kind of enough critical mass to be interested as -- very similar to the Netflix deal I talked about in the last call. But now imagine, we can package with it, all of that additional reach, those eyeballs off of that streaming audience.

So I think those are the differences between the company. I think what they've done well is by leveraging that reach of their streamer base they're just able to go in and to grab a much bigger share of advertiser wallet. We've been on our journey of doing it. We certainly have proof points over the last 6 months of doing it. Now you put that together, it really is a 1 plus 1 equals 3, 4, 5 for both sides of the house. So that's what we're excited about.

I mean, Mike, the CEO and I have known each other for years. And we've always sat down and had talks about our businesses. And look, it's -- you're trying to jump in and create business models around a really emerging category, but he has tremendous vision and experience and the monetization of online kind of streaming gamer-related content. It's a great complement to us.

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

And the biggest thing for us both is when we talk now and as we've seen our business models converge more and more, there was a magic moment when we started these discussions where we realized not only were our business models beautifully aligned, but as I alluded to, media is all about scale.

You put our reaches together, our deep engagement together, our player bases together, and it really does amplify everything that we do.

Brian David Kinstlinger
Alliance Global Partners, Research Division

Great. One last one, and then I'll get back in the queue because I have others. It's no secret the ad market is seasonal and the first quarter is almost over. And typically in the ad market weaker than the fourth quarter, are you too small for seasonality to impact you? Or is that not the case?

Ann Hand
CEO, President & Chair of the Board

Yes. It's a little different in the gaming industry. You're absolutely right that 4Q is always typically, in the advertiser world, strong. The gaming industry benefits a bit because there's a lot of new game launches in 1Q. But I do think that right now, we don't see extreme seasonality.

I think what you've seen more of in our progress last year is that we are continually improving quarter-on-quarter. Now that doesn't mean it's always going to be perfectly that way in a stair step. But what Mike would say, if he were on the call is that sometimes he sees a little bit of a dip in 2Q because he's been riding a bit of that -- the game publisher, new game release wave in 1Q.

But I think that between the 2 of us, we'll be able to smooth that out.

Operator

And for your next question comes from the line of Allen Klee with Maxim Group.

Allen Robert Klee
Maxim Group LLC, Research Division

Could you tell us what you think -- what your plans are for potentially rolling out subscriptions in 2021?

Ann Hand
CEO, President & Chair of the Board

Yes. So we do have already a subscription model inside Minehut. When people are participating in our marketplace, they can choose a monthly purchase to upgrade their server capability. So it's small. But we do have the mechanism for subscription as well as those onetime digital good purchases.

For the most part inside Mineville for their direct-to-consumer model, it is those onetime purchases of player entry fees or cosmetic purchases. But what I am excited about is if you think about subscription in a bigger sense, right now, Mobcrush is a free tool kit. When you start to look at some of the broadcast technology that we have inside Virtualis Studios, we believe there could be a really interesting play there to put some of that technology into their suite of tools and offerings and perhaps create an upgrade, more of a freemium model, where those kind of highest ranking streamers are looking for an advanced set of content production and broadcast tools.

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

So we believe that it's a worthy exploration to see what is the role inside Mobcrush for subscription because we know the market likes recurring revenue. And then continue to expand subscription inside our own Super League properties as well.

So -- and then there's always licensing technology too, Allen. So right now, we have, as I mentioned, big name media companies who are trying out our Virtualis Studios product for their own production needs. And it's not about gaming and e-sports. So we believe that there could be as well technology licensing opportunities.

Very similarly, there could be technology licensing opportunities on the Mobcrush side of things with their great streamer, mid-tier streamer tool kit. And if those things occur, those could take the shape as some kind of monthly subscription-type model, more of like a B2B or white label model.

Allen Robert Klee
Maxim Group LLC, Research Division

Okay. How do you think about, as people get vaccinated, the opportunity for you to start doing brick-and-mortar type of events that you had prior to the pandemic? And what that could potentially represent?

Ann Hand
CEO, President & Chair of the Board

Yes. I mean, look, I spent a lot of my career in retail. My dad was a franchisee and owned a lot of restaurants, and I grew up working in them. And we're rooting for that brick-and-mortar operator, and we still enjoy our great partnerships with Topgolf and Cinemark theaters and others. So when they're ready to come back, I believe they're going to need us more than ever as a new way to bring foot traffic back in and try to reach a younger audience and use their spaces and try to optimize that capacity in as many ways as possible.

I have said though, on previous calls, I think we'll do it a little differently now. We've advanced the tech enough that we really don't need to be as hands-on with it. So if that retail partner is interested in pop-up, e-sports experiences or other types of entertainment, I think that's another retail licensing subscription-type model where we can offer them to pay some kind of tollgate or monthly fee to use our technology to drive more people into their venues.

I like that. That was always the original vision of the retail model was that at some point, we just really let the brick-and-mortar owner do the heavy lifting as far as marketing the event. They know their customer better than anyone, getting people there, making sure it's a great experience. Not Super League doing it from afar.

And so I think the -- with the vaccinations getting underway, when we come back to retail, we'll have a much cleaner model with a stronger margin profile.

Allen Robert Klee
Maxim Group LLC, Research Division

Okay. My last question is somewhat philosophical, but you currently monetize a small fraction of the digital viewers that you have. And I know that you get a high premium for that. But how do you think about the opportunity of expanding it with programmatic and technology where even if you don't get the high CPM, getting something -- for something that you're getting nothing for could actually be quite meaningful potentially on such a large user base that you've created. So any thoughts on that?

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Ann Hand
CEO, President & Chair of the Board

Yes. I mean, this is -- you're right, it's philosophical. I mean, we still protect it, no different than a lot of digital platforms out there in the early days. It was all about let's -- a free model, let's get as many people onto the platform as possible. Really focused that -- #1 priority is a great experience, right? We didn't want to too quickly try to monetize it because we didn't want to turn them off from the experience.

And we know like gamers value that experience. They value their community. And so with that, we've really tried to be careful about where we introduce that inventory and make sure that it is improving the overall experience. And I think the Netflix deal that I spoke about in the last call is a perfect example of that.

I mean kids were having a ball in the unique gameplay experience that we created. They were watching cool trailers. They weren't just seeing Netflix logos everywhere. Now that said, your question about programmatic, I think it really goes back to, I just don't want us to become a company that overly leans into display.

Display, it's annoying for all of us, right? And so I think the key is, is that video is engaging and fun. And I think the key for us will be to find more and more video inventory that we can put into our combined systems. Now the good news is, is that Mobcrush has that. When a streamer is streaming, they can opt in to participate in the advertising economy by saying, yes, I'm happy to promote Red Bull.

And that is an ad unit that Red Bull is paying for, and it is a premium ad unit. And so it's more about that type of programmatic that we really want to focus on going forward. And remember, it's got that ad block technology to it as well. And so we can guarantee to that brand or advertiser that they're getting what they're paying for.

But I do want to just be careful about programmatic and turn it on smartly, and I really want it to be focused on video units where you can see $10 and up CPMs. And look, I have no doubt between the capability at Mobcrush and Mike's talents and what we've worked so hard to build organically, I think we're going to be able to really look at how do we preserve premium CPMs, but to your point, sell-out a heck of a lot more of those units.

Operator

And your next question will come from Bill Morrison with National Securities.

William Morrison

Yes. Can you hear me?

Ann Hand
CEO, President & Chair of the Board

I can hear you, Bill.

William Morrison

Great quarter, lots of interesting stuff going on. Just on the merger itself. So can you remind me the surviving entity, is Mobcrush in -- roughly you're going to issue like 12.5 million shares. Is that it?

Ann Hand
CEO, President & Chair of the Board

Clayton, you want to take that?

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Clayton J. Haynes
Chief Financial Officer

Yes, that's correct. That is correct.

William Morrison

Okay. Good. On the sales team side, can you give me the relative like size of both sales teams and like the relative efficiency of both? And also then whose tools are more advanced for advertising? And is there any like plans for having like a programmatic direct platform, not using a sell-side platform? Those are my main questions.

Ann Hand
CEO, President & Chair of the Board

Yes. Definitely on the Mobcrush side, on your last point, there have been some tech that's been built to kind of create a little bit more of -- again, I don't want to use the term programmatic, but something that is a little bit more rinse and repeat or ways that others can kind of take that inventory and sell it for us without us having to continue to build up the direct sales team.

And so there are some explorations going on that. I would say, again, for the most part, most of the advertising sales to date for both firms are coming from that direct side, though. As far as the teams go, we find them very synergistic. Certainly, Mobcrush has a very seasoned team -- direct sales team. We just started building up our direct sales team about a year ago.

Ours has really been focused a lot on youth and brands and advertisers trying to find youth gaming. And so in some ways, we've really kind of started to dominate in that vertical. So you think about the repeat business we continue to do with Moose Toys, even the Disney+ and the Netflix deals, we're targeting young gamers. It was family friendly, new releases.

So what's kind of nice is we've kind of been building out that lane. And for a while...

[Technical Difficulty]

Clayton J. Haynes
Chief Financial Officer

Ann, are you there? Okay. So it sounds like she may have dropped. I just sent her a quick note to that effect. She should be dialing back in shortly.

Did you have any other questions there, Bill, or...

William Morrison

No. Clayton, maybe you can help me. So what's the relative size of the teams? And then you were talking about getting to it like an efficiency level, like 50% was like short term goal. How is that on both sides?

Clayton J. Haynes
Chief Financial Officer

It's my understanding in terms of the size of the teams, I believe on the Mobcrush side, I believe it's in the 9 to 10 range. And then on the Super League side, that's in the 5 to 6 range. And then in terms of the sales efficiency, I know Ann has spoken about that in the past in terms of levels that we might want to get to.

I've not had a chance to dive into the sales efficiency sort of on the Mobcrush side just yet. And as you know, we continue to work towards trying to build up our sales force efficiency over time.

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Ann Hand
CEO, President & Chair of the Board

I'm back. Sorry, guys.

William Morrison

Okay. So I was just curious, on the sales efficiency on the Super League side, how close are you to the 50% level? And that's kind of where we left that.

Ann Hand
CEO, President & Chair of the Board

Yes. And I think that the best estimate I have for you on that right now, Bill, is that we're kind of in that kind of 25% to -- kind of 20% to 25% range. What we're finding is that when brands are wanting to do business with us, I guess it's a good thing because a lot of these deals are coming in the kind of 6-figure range, but it means they're doing full takedowns, right. And then we'll have kind of quiet periods where we don't have that full takedown happening.

As we've talked about, kind of like 80% is like a really super high efficiency, high performing team, and we're still kind of trying to march up that curve. I think what's going to be exciting is when we sit down and really work with the Mobcrush sales team, and again, a lot of this under Mike's leadership, to really look at their efficiency metrics because I don't want to quote those right now and misquote them, but look at what we can learn from each other, how we can align across verticals, how we can combine, most importantly, our ad inventory.

And so when they're going out and selling something to a Red Bull or an Anheuser-Busch, they should be packaging all of our age-appropriate ad content with it just like we should be packaging their younger ad inventory against some of our younger verticals.

So I just look forward to the next call where I can start to share with you what we see as the combined entity and how we're performing against it, but it's just a little too soon for me to report on it.

William Morrison

Okay. Great. Congrats on the transaction.

Ann Hand
CEO, President & Chair of the Board

Thank you. Thank you. We're super excited. We looked at a lot of companies -- and over the last year. And boy, a lot of them, I think we would have gotten on a call and you guys would have said this feels like a pivot. And it is a wonderful moment when you see that both of us refining, refining our business model, as we've known each other, our offices are just a few blocks away from each other in Santa Monica before we both gave them up.

And to see us finally converge to a point where there's so much alignment, it just felt to both companies like it was a match made in heaven.

Clayton J. Haynes
Chief Financial Officer

Ann, if you could just double check my recollection on the size of Mobcrush's sales team?

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Ann Hand
CEO, President & Chair of the Board

Mobcrush's sales team is more in the 10 person. So they're about 2x ours. And I would say they've just -- they've been at it longer, a very seasoned group of people. And it just, again, super complementary.

Operator

[Operator Instructions] And for our last question, we have Brian Kinstlinger with Alliance Global Partners.

Brian David Kinstlinger
Alliance Global Partners, Research Division

Great. I have 2 more. It's kind of a follow-up to that, talking about fill rates of ads. I know in the past, about 3 quarters ago, maybe even 2, you talked about all the inventory and the potential it represents for ad revenue. What are the biggest impediments to fill rates? And when do you see that inflection point? I mean, to Allen's point, you've got your top 50 in terms of view you're talking about. So when is that inflection point of when you can start to get -- see stronger fill rates?

Ann Hand
CEO, President & Chair of the Board

Yes. I mean that's what we achieve when we combine, right? So announcing today is the first step out of the gate. When we start to go forward and tell advertisers, the added heft we can bring by playing it together, it's just almost self-fulfilling that we're going to grab a bigger share of wallet, more repeat business because we become a go-to for them, one of the go-to places, one of the rare kind of gaming-centric advertising solutions for them.

So I do think that once we start seeing us putting our packages together, we're going to see all those health metrics go the right way, better fill through rates, preserving that good CPM, certainly continuing repeats and bigger and bigger average deals. So that's what we're so excited.

We're chomping at the bit to start doing. And so I think it's inevitable. We've already bringing them under confidentiality, brought that sales team together and the enthusiasm -- these are hunters by nature. And so the enthusiasm in the call when they were realizing, sharing pipeline and talking about the opportunities if we became a combined company were material.

So I think that you'll start to see by the time we're reporting next, already proof points of us selling more faster and bigger deals. But the good news is we were already starting to improve on those sales effectiveness metrics on our own, right? As I talked about, 50% of our deals this year, Super League alone, are repeat deals.

We're already trending with a higher overall deal size. So -- but as you and Bill said, now let's put our money where our mouth is and start showing that we leave no impression behind, right? That we can sell-out more and more of that.

And if we can smartly fill in programmatic, I'm all for it. I absolutely want to be able to scale this model. And I think there's a smart way to do programmatic without suppressing our overall CPM rate.

Brian David Kinstlinger
Alliance Global Partners, Research Division

Great. Lastly, to that -- to another point you just mentioned, in 3Q you had 2 customers that ran rather large campaigns. I believe it was Netflix and Disney+, not that I'm sure. Were those customers at least that ran large campaigns in 3Q, the same customers that were your 2 that represented 36% of revenue in the fourth quarter?

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

Ann Hand
CEO, President & Chair of the Board

So certainly, we continue to have more deals in the pipeline with both of those customers. The nice thing is for us is, is that the larger customers that we had in 4Q like Snapchat and other kind of big name media companies, I think, show that we're starting to have the -- we don't just have -- it wasn't a onetime fluke solution for Netflix, right. That them and their competition are coming back to us as a go-to for their next kind of appropriate releases that are targeting that type of audience.

So no, it was not just the same kind of basket of customers. It was new customers, but it was all with that same kind of heft of the ones that we talked about in 3Q. And like I said, the little bit of tidbit I can share about 4Q is 50% repeat. And so that is inevitably from that pool of people that we've talked about for last year.

Operator

I'm not showing any further questions. At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Ms. Hand for closing remarks.

Ann Hand
CEO, President & Chair of the Board

Okay. Well, other than me losing connection for a bit, I want to thank you for joining the call today. Again, it's a fantastic day for Super League. And a really bright future going forward, just the company couldn't be more ecstatic. And we're just so excited to join forces with the Mobcrush folks and their great brand.

We look forward to speaking to you at our upcoming conferences and when we report our first quarter results in May. Stay safe.

Operator

Ladies and gentlemen, this concludes today's teleconference. Thank you for participating. You may now disconnect your line

SUPER LEAGUE GAMING, INC. FQ4 2020 EARNINGS CALL | MAR 11, 2021

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